EXHIBIT 99.1

Solar Senior Capital Ltd. Announces Quarter Ended June 30, 2020 Financial Results; Reports Net Asset Value Per Share Increase of 6.6%

Net Investment Income of $0.32 Per Share

Net Debt-to-Equity of 0.68x

100% of Portfolio Performing

NEW YORK, Aug. 04, 2020 (GLOBE NEWSWIRE) -- Solar Senior Capital Ltd. (NASDAQ: SUNS) (the “Company” “Solar Senior” or “SUNS”) today reported net investment income of $5.1 million, or $0.32 per average share, for the quarter ended June 30, 2020. Cash interest and dividends represented over 99% of the gross investment income for the quarter.

At June 30, 2020, net asset value (NAV) was $15.55 per share, an increase of approximately 6.6% from March 31, 2020, driven primarily by unrealized mark-to-market appreciation. At June 30, 2020, 100% of Solar Senior’s portfolio was performing.

The Company’s Board of Directors declared a monthly distribution for August of $0.10 per share payable on September 2, 2020 to stockholders of record on August 20, 2020. Tax characteristics of all distributions will be reported to shareholders on Form 1099 after the end of the calendar year.

HIGHLIGHTS:

At June 30, 2020:

     Comprehensive Investment portfolio* fair value: $532.4 million

     Number of portfolio companies*: 215

     Net assets: $249.5 million

     Net asset value per share: $15.55

     Net Debt-to-Equity 0.68x

     Available Capital**: ~$215 million, subject to borrowing base availability

Comprehensive Portfolio Activity*** for the Quarter Ended June 30, 2020

     Investments made during the quarter: $23.4 million

     Investments repaid or sold during the quarter: $128.4 million

Operating Results for the Quarter Ended June 30, 2020

     Net investment income: $5.1 million

     Net investment income per share: $0.32

     Net realized and unrealized gain: $15.4 million

     Net increase in net assets from operations: $20.5 million

     Earnings per share: $1.28

* The Comprehensive Investment Portfolio is comprised of Solar Senior Capital Ltd.’s investment portfolio, Gemino Healthcare Finance’s (“Gemino”) full portfolio and North Mill Holdco LLC’s (“North Mill”) full portfolio, and excludes the Company’s fair value of its equity interest in Gemino and North Mill.

** See Liquidity and Capital Resources

*** Comprehensive Portfolio Activity includes gross originations/repayments through Gemino and North Mill.

“Our longstanding conservative investment philosophy, focused on first lien cash flow loans and asset-based loans in our niche specialty finance verticals, has resulted in a portfolio that has continued to weather the current challenging economic climate extremely well,” said Michael Gross, Co-CEO of SUNS. “At June 30, 2020, 100% of our investments were performing, and their improved valuations drove the 6.6% increase in our Net Asset Value per Share. Overall, our portfolio companies are proving to have resilient business models and access to liquidity that will enable them to remain successful.”

“The conservative management of our assets and liabilities has resulted in a solid portfolio foundation, a stable funding profile, low leverage, strong liquidity, and favorable positioning to make new investments,” said Bruce Spohler, Co-CEO of SUNS.  “Our pipeline of first lien cash flow and asset-based loan investment opportunities has expanded, and we expect portfolio growth over the coming quarters.”

Conference Call and Webcast
The Company will host an earnings conference call and audio webcast at 11:30 a.m. (Eastern Time) on Wednesday, August 5, 2020. All interested parties may participate in the conference call by dialing (844) 889-7785 approximately 5-10 minutes prior to the call, international callers should dial (661) 378-9929. Participants should reference Solar Senior Capital Ltd. and the participant passcode of 8288034 when prompted. A telephone replay will be available until August 19, 2020 and can be accessed by dialing (855) 859-2056 and using the passcode 8288034. International callers should dial (404) 537-3406. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through Solar Senior Capital’s website, www.solarseniorcap.com. To listen to the webcast, please go to the Company's website prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay of the webcast will be available soon after the call.

Comprehensive Investment Portfolio

Investment Activity

During the quarter ended June 30, 2020, Solar Senior Capital had total originations of $23.4 million and repayments of $128.4 million across the Company’s core businesses comprised of senior secured cash flow, traditional asset-based lending and healthcare asset-based lending, resulting in a net portfolio reduction of $105.0 million to the comprehensive portfolio.

The investment activity of our Comprehensive Investment Portfolio for the quarter ended June 30, 2020 was as follows:

Comprehensive Investment Portfolio Activity(1) Q2 2020 (in millions)
Asset Classes	Cash Flow Loans	Asset-based Loans North Mill	Asset-based Healthcare Loans Gemino	Life Science	Total Portfolio Activity
Originations	$3.9	$14.5	$0.0	$5.0	$23.4
Repayments / Amortization	$3.8(2)	$62.4	$62.2	$0.0	$128.4
Net Portfolio Activity	$0.1	$(47.9)	$(62.2)	$5.0	$(105.0)

(1) Portfolio activity includes gross originations/repayments across each business unit.
(2) Includes realization of an equity position related to a debt investment.

Portfolio Composition

Our Comprehensive Investment Portfolio composition by business unit at June 30, 2020 was as follows:

Comprehensive Investment Portfolio Composition (at fair value)	Amount		Weighted Average Asset-level Yield
	($mm)%
First Lien Senior Secured Loans
Cash Flow 1st Lien Senior Secured Loans	$287.3	54.0%	6.9%[5]
Traditional Asset-Based 1st Lien Senior Secured Loans(1) (North Mill)	$134.5	25.3%	13.1%[6]
Healthcare Asset-Based 1st Lien Senior Secured Loans(2) (Gemino)	$75.3	14.1%	10.8%[6]
Life Science 1st Lien Senior Secured Loans	$27.5	5.1%	9.4%[7]
Total First Lien Senior Secured Loans	$524.6	98.5%
Cash Flow 2nd Lien Senior Secured Loans	$7.6	1.4%	8.4%[5]
Total Senior Secured Loans	$532.2	>99.9%	9.2%
Equity and Equity-like Securities(3)	$0.2	<0.1%
Total Comprehensive Investment Portfolio	$532.4	100%
Floating Rate Investments(4)	$504.8	94.9%

(1) Includes North Mill’s full portfolio, all of which are 1st lien senior secured loans.
(2) Includes Gemino’s full portfolio, all of which are 1st lien senior secured loans.
(3) Excludes the Company’s equity investments in North Mill and Gemino, which distribute quarterly dividends to the Company.
(4) Floating rate investments calculated as a percent of the Company’s income-producing Comprehensive Investment Portfolio.
(5) Represents the yield to maturity based on fair market value at June 30, 2020.
(6) Represents total interest and fee income for the three month period ending on June 30, 2020 against the average portfolio over the same fiscal period, annualized.
(7) Represents the weighted average of each individual loan’s yield to maturity based on fair value at June 30, 2020 (excluding exit fees or warrants).

The Comprehensive Investment Portfolio is diversified across approximately 215 unique borrowers in over 115 industries and with an average issuer exposure of $2.5 million, or <0.5% of the comprehensive portfolio.

As of June 30, 2020, 98.5% of the Comprehensive Portfolio was invested in first lien senior secured cash flow and asset-based loans and 1.4% in second lien senior secured cash flow loans, and less than 0.1% is in equity.

The weighted average yield at fair value of all income-producing investments in the Comprehensive Portfolio was 9.2% at June 30, 2020.

Solar Senior Capital Ltd. Portfolio

Asset Quality

At June 30, 2020, 100% of the Company’s portfolio was performing with no investments on non-accrual.

The Company puts its greatest emphasis on risk mitigation and credit performance. On a quarterly basis, or more frequently if deemed necessary, the Company formally rates each portfolio investment on a scale of one to four, with one representing the least amount of risk.

As of June 30, 2020, the composition of our portfolio, on a risk ratings basis, was as follows:

Internal Investment Rating	Investments at Fair Value ($mm)	% of SUNS Portfolio
1	$47.1	11.3%
2	$337.6	81.1%
3	$31.7	7.6%
4	$0.0	0.0%

Investment Income Contribution by Business Unit

Business Unit Contribution to Gross Investment Income Q2 2020(1) (in millions)
For the Quarter Ended:	Cash Flow Lending	Asset-based Lending (North Mill)	Asset-based Healthcare Lending (Gemino)	Life Science	Total
June 30, 2020	$5.1	$1.3	$0.9	$0.6	$7.9
% Contribution	65.3%	16.0%	11.0%	7.7%	100.0%

(1) Investment Income Contribution by Business Unit includes interest income/fees from cash flow and life science loans on balance sheet and distributions from North Mill and Gemino.

Solar Senior Capital Ltd.’s Results of Operations for the Quarter Ended June 30, 2020 compared to the Quarter Ended June 30, 2019:

Investment Income

For the quarters ended June 30, 2020 and 2019, gross investment income totaled $7.9 million and $10.0 million, respectively, with cash representing over 99% of the totals.  The decrease in quarterly gross investment income year over year was primarily due to a reduction in portfolio yield, mainly as a result of the decrease in LIBOR, on a relatively smaller income producing investment portfolio on average.

Expenses

Net expenses totaled $2.8 million and $4.4 million, respectively, for the quarters ended June 30, 2020 and 2019. For the quarters ended June 30, 2020 and June 30, 2019, $1.0 million and $1.0 million, respectively, of management and performance-based incentive fees were voluntarily waived by the Company’s investment manager. The decrease in net expenses year over year is primarily due to lower net management fees and interest expense due to reductions in LIBOR.

Net Investment Income

The Company’s net investment income totaled $5.1 million and $5.7 million, or $0.32 and $0.35 per average share, respectively, for the quarters ended June 30, 2020 and 2019.

Net Realized and Unrealized Gain (Loss)

Net realized and unrealized gain (loss) for the quarters ended June 30, 2020 and 2019 totaled $15.4 million and ($1.1) million, respectively.

Net Increase in Net Assets Resulting From Operations

For the quarters ended June 30, 2020 and 2019, the Company had a net increase in net assets resulting from operations of $20.5 million and $4.6 million, respectively. For the quarters ended June 30, 2020 and 2019, earnings per average share were $1.28 and $0.29, respectively.

Liquidity and Capital Resources

Unsecured Debt
At June 30, 2020, approximately 48% of the Company’s funded debt, or $85 million, was comprised of unsecured notes.

Credit Facilities and Available Capital
At June 30, 2020, the Company had $90.8 million of borrowings under its $300 million of revolving credit facilities, resulting in a total of $175.8 million of funded debt and approximately $209.2 million of unused capacity, subject to borrowing base limits. Available capital, including cash, totaled approximately $214.6 million at June 30, 2020.

Leverage
As of June 30, 2020, the Company’s net debt-to-equity ratio was 0.68x. The Company’s low leverage provides a significant cushion to its regulatory asset coverage limit of 2.0x debt-to-equity as well as its target leverage ratio of 1.25–1.50x.

Unfunded Revolver Commitments
As of June 30, 2020, Solar Senior had unfunded revolver commitments of approximately $5 million that can be fully drawn by the borrowers.

Financial Statements and Tables

SOLAR SENIOR CAPITAL LTD. CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (in thousands, except share amounts)

	June 30, 2020 (unaudited)	December 31, 2019
Assets
Investments at fair value:
Companies less than 5% owned (cost: $332,556 and $363,947, respectively)	$322,570	$361,665
Companies more than 25% owned (cost: $98,439 and $98,439, respectively)	93,867	98,600
Cash	5,378	7,054
Cash equivalents (cost: $129,977 and $99,898, respectively)	129,977	99,898
Interest receivable	1,523	1,933
Dividends receivable	1,753	1,893
Receivable for investments sold	187	6,667
Prepaid expenses and other assets	317	248

Total assets	$555,572	$577,958

Liabilities
Debt ($175,803 and $211,202 face amounts, respectively, reported net of unamortized debt issuance costs of $2,290 and $1,901, respectively.)	$173,513	$209,301
Payable for investments and cash equivalents purchased	129,977	101,811
Distributions payable	—	1,885
Management fee payable	119	426
Interest payable	1,426	1,172
Administrative services payable	377	826
Other liabilities and accrued expenses	628	723

Total liabilities	$306,040	$316,144

Net Assets
Common stock, par value $0.01 per share, 200,000,000 and 200,000,000 common shares authorized, respectively, and 16,049,034 and 16,046,214 issued and outstanding, respectively	$160	$160
Paid-in capital in excess of par	282,229	282,181
Accumulated distributable net loss	(32,857)	(20,527)

Total net assets	$249,532	$261,814

Net Asset Value Per Share	$15.55	$16.32

SOLAR SENIOR CAPITAL LTD. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except share amounts)

	Three months ended
	June 30, 2020	June 30, 2019
INVESTMENT INCOME:
Interest:
Companies less than 5% owned	$5,650	$7,674
Companies 5% to 25% owned	—	20
Dividends:
Companies more than 25% owned	2,125	2,265
Other income:
Companies less than 5% owned	83	22
Companies 5% to 25% owned	—	27

Total investment income	7,858	10,008

EXPENSES:
Management fees	$1,040	$1,203
Performance-based incentive fees	39	525
Interest and other credit facility expenses	2,072	2,789
Administrative services expense	367	400
Other general and administrative expenses	204	419

Total expenses	3,722	5,336

Management fees waived	(920)	(459)
Performance-based incentive fees waived	(39)	(525)

Net expenses	2,763	4,352

Net investment income	$5,095	$5,656

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, CASH EQUIVALENTS AND UNFUNDED COMMITMENTS:
Net realized gain (loss) on investments and cash equivalents (companies less than 5% owned)	$(12)	$108

Net change in unrealized gain (loss) on investments, cash equivalents and unfunded commitments:
Companies less than 5% owned	12,804	(2,468)
Companies 5% to 25% owned	—	1,940
Companies more than 25% owned	2,600	(650)

Net change in unrealized gain (loss) on investments, cash equivalents and unfunded commitments	15,404	(1,178)

Net realized and unrealized gain (loss) on investments, cash equivalents and unfunded commitments	15,392	(1,070)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$20,487	$4,586

EARNINGS (LOSS) PER SHARE	$1.28	$0.29

About Solar Senior Capital Ltd.

Solar Senior Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. A specialty finance company with expertise in several niche markets, the Company primarily invests directly and indirectly in leveraged, U. S. middle market companies primarily in the form of cash flow first lien senior secured debt instruments and asset-based loans including senior secured loans collateralized on a first lien basis primarily by current assets.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of our future performance, financial condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant market volatility on our business, our portfolio companies and the global economy. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Senior Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

Contact
Investor Relations
(646) 308-8770